EXHIBIT 99.1

TO:	OfficeMax Directors	DATE:	November 17, 2004
Mike Rowsey
Gary Peterson
Ryan Vero
Brian Anderson
Phillip DePaul

FROM:	Matt Broad
Tel (630) 438-8775 Fax (630) 438-2468
MattBroad@BC.com

RE:	OfficeMax Blackout Period

This is to notify you of an upcoming blackout period under the OfficeMax Retail Savings (401(k)) Plan.  During this trading blackout, your ability to transact in OfficeMax securities will be limited.  We expect the blackout period to begin at 4:00 p.m. Eastern time on December 23, 2004, and end sometime during the week of January 17, 2005.

The blackout period will allow the company to combine the OfficeMax Retail Savings Plan with the OfficeMax Contract Savings Plan and offer a common savings plan for all OfficeMax associates.  CitiStreet will be the new recordkeeper for the combined plan.  During the blackout period, participants will be unable to direct or diversify the assets held in their plan accounts or obtain a loan, withdrawal, or distribution from the Plan.  We have notified all OfficeMax Retail Savings Plan participants of the blackout period.  Because the Plan offers OfficeMax common stock as an investment option, you, as a Section 16 reporting person are subject to the restrictions of Sarbanes-Oxley that prevent you from trading in OfficeMax stock when participants are unable to transact in the Plan.

During the blackout period, you may not purchase, sell, transfer, or acquire any equity securities of OfficeMax (including the exercise of any options or the sale of any restricted stock).  This prohibition applies to securities you hold both inside and outside the Plan.  There are transactions exempt from this rule, including dividend reinvestments under a dividend reinvestment plan and trading pursuant to a 10b5-1 trading plan.

The above prohibition is in addition to the normal restrictions on trading activity that OfficeMax imposes on its executive officers and directors.  In particular, you will continue to be subject to the normal earnings blackout that will begin on December 20, 2004, and remain in effect until after the company’s release of earnings in late January 2005.  As always, you should pre-approve any transaction in OfficeMax securities with the general counsel.

If you have any questions about this notice or the blackout period, you should contact:

Matthew Broad

Executive Vice President, General Counsel and Secretary

150 Pierce Road
Itasca, Illinois 60143
Phone:  630-438-8775

Beginning on December 6, 2004, you can also call the OfficeMax Information Line (at no charge) at 1-877-OMX-401k (1-877-669-4015) to request general Plan information and to determine whether the blackout period has started or ended.